Exhibit 99.1
The Lovesac Company Appoints Vineet Mehra to Its Board of Directors

STAMFORD, Conn., July 1, 2022 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch™, today announced that Vineet Mehra has been appointed to the Board of Directors, effective July 1, 2022.

Andrew Heyer, Chairman of the Board of Directors, stated, “We are very excited to welcome Vineet to our Board. His extensive experience with mission-driven brands that lead through innovation make him a natural fit for Lovesac. His considerable expertise in marketing as well as in creating world-class customer experiences for some of the biggest retail and consumer companies worldwide make him a great asset to our board.”

Vineet Mehra currently serves as Chief Marketing Officer of Chime, a financial technology company, where he oversees Chime’s growth initiatives across the U.S. in addition to developing impactful marketing and advertising initiatives. He was named by Forbes as one of the world’s 50 most influential CMOs in 2020, and Ad Week named him as one of their Top 20 Tech CMOs in 2019.

Previously, he was Chief Growth, Product, and Customer Experience Officer at Good Eggs, where he was responsible for driving brand growth plans. Before that, he was Global Chief Marketing and Chief Customer Officer for Walgreens Boots Alliance (WBA), where he laid out the vision and strategic direction for all of WBA’s marketing and omni-channel customer experience initiatives. Prior to WBA, Mr. Mehra was Global Chief Marketing Officer for Ancestry.com, the world's leading consumer genomics company, where he modernized the marketing organization and brought consumer genetics into the cultural mainstream. Prior to Ancestry.com, Vineet served in leadership roles at J&J, Novartis Consumer Health and P&G.

Mr. Mehra currently serves on AdTheorent’s (Nasdaq: ADTH) Board of Directors and is Global Chairman of the Board for Effie Worldwide. Additionally, Mr. Mehra serves as Board Observer for Knotch and on the CMO Advisory boards of Spotify, WPP, Ad Week, and Ridge Ventures.

Mr. Mehra received a degree in Business Administration from Wilfrid Laurier University.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com